Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-189190) and related Prospectus of Quantum Fuel Systems Technologies Worldwide, Inc. for the registration of 6,175,480 shares of its common stock and to the incorporation by reference therein of our report dated July 1, 2011, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries for the year ended April 30, 2011, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Orange County, California
June 26, 2013